Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Investors: Elizabeth Corse	Media: Carter Cromley
(703) 667-6984	(703) 667-6110
elizabeth.corse@savvis.net	carter.cromley@savvis.net

SAVVIS REPORTS FOURTH QUARTER AND 2007 RESULTS

Fourth Quarter Total Revenue $197.8 Million; Adjusted EBITDA* $39.4 Million

2007 Total Revenue $793.8 Million; Adjusted EBITDA $160.8 Million

ST. LOUIS, MO. – February 4, 2008 – SAVVIS, Inc. (NASDAQ: SVVS), a global leader in IT infrastructure services for business applications, announced today that its revenue for the fourth quarter 2007 totaled $197.8 million, income from operations was $2.8 million, and net loss was $2.5 million, or $0.05 per share. Adjusted EBITDA for the quarter was $39.4 million.

Revenue increased 4% from the third quarter 2007, driven by growth in hosting, and was down slightly from the fourth quarter 2006, reflecting the sale of low-growth assets that contributed $16.7 million of revenue in the 2006 quarter. Adjusted EBITDA was up 11% from the third quarter and up 9% from last year’s fourth quarter, reflecting a year-over-year improvement in the adjusted EBITDA margin from 18% to 20%.

For the full year 2007, revenue totaled $793.8 million, income from operations was $338.0 million, and net income was $250.6 million. Adjusted EBITDA for the year was $160.8 million.

Chief Executive Officer Phil Koen said, “SAVVIS achieved major operational objectives in 2007, significantly improving our portfolio of assets and our capital structure to enhance our foundation for consistent, long-term growth. Key accomplishments in 2007 included the successful development of new data centers in four markets, opened on time and on budget to sizable market demand. We have already signed contracts for over one-third of the space available in those locations. We have additional data center space coming on line in 2008 in six very strong markets that will further contribute to our growth.

“We self-funded our expansion through the sale of two major, but low-growth, revenue streams in the year. Despite the sale of revenue streams, we generated 4% revenue growth and a very strong 31% Adjusted EBITDA growth rate on an as-reported basis. On a pro forma* basis, those growth rates were 12% and 65%, respectively. That success reflects our ongoing focus on revenue growth that will drive higher margins.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

“As we look forward to a strong year of execution in 2008,” Koen continued, “we are monitoring carefully our customers’ response to the current pressures in the broad economy. To date, we have seen little evidence of slowing demand for SAVVIS’ IT infrastructure solutions, despite a more challenging economic environment. We remain focused on bringing to market the value-added services that enable our customers to use IT more effectively and efficiently – and on meeting our financial targets in 2008.”

Reported Fourth-quarter Results

(US$ millions)	Three months ended:
	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006
Revenue:
Colocation	$62.3	$58.6	$59.0
Managed hosting	59.5	55.1	48.4

Total Hosting	121.8	113.7	107.4
Network services	76.0	76.6	84.1
Other services	—	—	9.2

Total Revenue	$197.8	$190.3	$200.7

Cost of Revenue(1)	$111.6	$112.3	$118.4
Sales, Gen. & Admin. Expenses(1)	$55.8	$51.1	$53.5
Income from Operations	$2.8	$3.7	$11.6
Net Income (Loss)	$(2.5)	$5.3	$(6.8)
Adjusted EBITDA	$39.4	$35.5	$36.0
Adjusted EBITDA Margin	20%	19%	18%

(1)

Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses include the effect of non-cash equity-based compensation. Total non-cash equity-based compensation in cost of revenue was $1.4 million, $1.4 million, and $1.2 million and in sales, general and administrative expenses was $7.6 million, $7.3 million, and $6.0 million for the three months ended December 31, 2007, September 30, 2007, and December 31, 2006, respectively.

Total revenue for the fourth quarter was $197.8 million, a decrease of 1% compared to the fourth quarter of 2006, primarily due to the sale of data-center assets to Microsoft at the end of June 2007 and the sale of CDN assets in January 2007, and an increase of 4% compared to the third quarter 2007, reflecting strong growth in hosting revenue. Growth in hosting revenue, up 13% from a year ago, reflected strong growth in managed hosting revenue. Compared to the third quarter, hosting revenue rose 7%, driven by growth in both managed hosting and colocation. Virtualized and utility services contributed $18.1 million of managed hosting revenue in the fourth quarter, up 76% from a year ago and 21% from the third quarter.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

In the fourth quarter, network services revenue of $76.0 million declined 10% from the fourth quarter of 2006 and was essentially flat from the prior quarter. Hosting customers continued to increase their use of our Hosting Area Network (“HAN”) services for mission-critical data transport, while Managed Network and Bandwidth revenues declined as expected.

Other services revenue, in keeping with previous announcements, was eliminated in the third quarter. The line as previously reported included revenue from two sources that SAVVIS had announced would be eliminated in 2007: SAVVIS’ customer Telerate, which was acquired by Reuters in 2005 and migrated its customers to Reuters networks, and the non-strategic CDN assets sold in January 2007.

Cost of revenue was $111.6 million, and included $1.4 million of non-cash equity-based compensation costs. Excluding non-cash equity-based compensation costs, gross profit as a percentage of total revenue, or gross margin, was 44% in the current quarter, an increase from 42% in both the same period a year ago and the third quarter.

Sales, general, and administrative expenses (“SG&A”) for the current quarter were $55.8 million, as compared to $53.5 million for the same period last year and $51.1 million in the third quarter 2007. SG&A included non-cash equity-based compensation costs for the current quarter of $7.6 million, as compared to $6.0 million for the same period last year and $7.3 million in the third quarter 2007. As a percentage of revenue, excluding non-cash equity-based compensation costs, SG&A was 24% in the current quarter, consistent with 24% in the fourth quarter 2006 and up slightly from 23% in the third quarter 2007.

In the fourth quarter of 2007, SAVVIS recorded an income tax benefit of $1.2 million to reflect the reduction of its expected annual effective tax rate from 1.0% to 0.55%.

SAVVIS’ consolidated net loss was $2.5 million in the fourth quarter, compared to a net loss of $6.8 million in the same period last year and net income of $5.3 million in the third quarter 2007. Expenses in the current quarter compared to the third quarter included higher interest and depreciation and amortization expenses as a result of new investments being put into service. Loss per share was $0.05 in the fourth quarter 2007, compared to a loss per share of $0.13 in the same period a year previously and earnings per share of $0.10 in the third quarter 2007.

Adjusted EBITDA for the fourth quarter of $39.4 million included a $3.9 million negative impact as costs associated with six new and expanded data centers exceeded revenue generated by those data centers.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

Pro Forma Fourth-quarter Results

	Three months ended:
(US$ millions)	Dec. 31, 2007	Sept. 30, 2007	Dec. 31, 2006 pro forma(1)
Revenue:
Colocation	$62.3	$58.6	$51.5
Managed hosting	59.5	55.1	48.4

Total Hosting	121.8	113.7	99.9
Network services	76.0	76.6	84.1

Total Revenue	$197.8	$190.3	$184.0

Cost of Revenue	$110.1	$110.9	$109.2
Sales, Gen. & Admin. Expenses	$48.2	$43.8	$46.2
Adjusted EBITDA	$39.4	$35.5	$28.6
Adjusted EBITDA Margin	20%	19%	16%
Average Billed Square Feet	593	563	564

(1)

Pro forma results for the three months ended December 31, 2006, exclude the impact of revenue and related costs from the sale of data center assets to Microsoft in June 2007; CDN assets sold in January 2007; and a network contract with Telerate.

On a pro forma basis, total revenue for the fourth quarter increased 8% from $184.0 million in the same period a year ago. Hosting revenue for the quarter grew 22% year over year. Adjusted EBITDA for the fourth quarter increased 38% on a pro forma basis from $28.6 million in the same period a year ago. Pro forma results for the year-ago period exclude revenue and costs associated with the CDN assets sold in January 2007, the data center assets sold in June 2007, and Telerate business eliminated in June 2007 due to customer consolidation.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $27.1 million in the fourth quarter. Cash capital expenditures for the quarter totaled $100.4 million, which included $52.8 million for the build-out of new data centers.

SAVVIS’ long-term debt as of December 31, 2007, totaled $351.6 million. SAVVIS’ cash position at December 31, 2007, was $183.1 million, compared to $98.7 million at December 31, 2006, and $256.9 million at September 30, 2007.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

Reported and Pro Forma Full-year Results

	Twelve months ended:
(US$ millions)	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007 pro forma(1)	Dec. 31, 2006 pro forma(1)
Revenue:
Colocation	$258.7	$219.2	$238.5	$186.2
Managed hosting	215.9	170.1	216.0	170.1

Total Hosting	474.6	389.3	454.5	356.3
Network services	309.8	328.9	309.8	328.9
Other services	9.4	45.8	—	—

Total Revenue	$793.8	$764.0	$764.3	$685.2

Cost of Revenue(2)	$454.3	$464.9	$434.0	$422.2
Sales, Gen. & Admin. Expenses(2)	$212.4	$196.1	$183.3	$174.0
Income from Operations	$338.0	$25.5
Net Income (Loss)	$250.6	$(44.0)
Adjusted EBITDA	$160.8	$122.7	$147.0	$89.0
Adjusted EBITDA Margin	20%	16%	19%	13%

(1)

Pro forma results for the twelve months ended December 31, 2007, and December 31, 2006, exclude the impact of non-cash equity-based compensation costs and revenue and related costs from the sale of data center assets to Microsoft in June 2007; CDN assets sold in January 2007; and a network contract with Telerate.

(2)

Cost of revenue excludes depreciation, amortization, and accretion. Both cost of revenue and sales, general and administrative expenses as reported include the effect of non-cash equity-based compensation. Total non-cash equity-based compensation in cost of revenue was $5.7 million and $3.0 million and in sales, general and administrative expenses was $27.9 million and $16.7 million for the twelve months ended December 31, 2007, and December 31, 2006, respectively.

Total revenue for 2007 was $793.8 million, an increase of 4% compared to 2006, as strong growth of 27% in managed hosting and 18% in colocation revenue more than offset $36.4 million of other services revenue sold or otherwise eliminated in 2007. On a pro forma basis, 2007 revenue increased 12% in 2007, with strong growth of 28% in colocation and 27% in managing hosting more than offsetting a 6% decline in network services revenue.

SAVVIS’ consolidated net income in 2007 was $250.6 million, which included realization of gains of $125.2 million from the sale of non-strategic assets in January 2007 and $180.5 million from the sale of assets related to two data centers in June 2007, and a charge of $45.1 million in the second quarter related to the retirement of its 15% Series A Subordinated Notes. Diluted earnings per share for the year were $4.51.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

Adjusted EBITDA for 2007 was $160.8 million, an increase of 31% compared to 2006. On a pro forma basis, 2007 Adjusted EBITDA increased 65% in 2007, with Adjusted EBITDA pro forma margin (Adjusted EBITDA as a percent of revenue) expanding from 13% to 19%.

Financial Outlook

Chief Financial Officer Jeff Von Deylen said, “In 2007, SAVVIS retired a 15% debt obligation on the issuance of our 3% convertible notes and achieved strong leverage ratios, with total debt just 2.5 times the midpoint of our 2008 Adjusted EBITDA outlook. Additionally, we expanded our Adjusted EBITDA margin, and raised $319 million of cash through the sale of underperforming assets. In 2008, as we put this cash to work for stockholders through the self-funded expansion of our data center footprint, we anticipate continued growth of revenue with strong Adjusted EBITDA margins.”

For the full year 2008, SAVVIS management’s current expectations for financial results include:

•	Total revenue in a range of $910-925 million, for growth of 15-17% on a reported basis, including:

•	approximately $590-610 million of revenue from hosting services, including approximately $310-320 million of colocation revenue and approximately $280-290 million of managed hosting revenue, and

•	approximately $315 million of revenue from network services; and

•	Adjusted EBITDA in a range of $200-210 million; and

•	Capital expenditures of $290-310 million, including approximately $145-150 million for development of data centers in the Boston, Chicago, Dallas, London, New York and Singapore metropolitan areas.

* Non-GAAP Measures

SAVVIS includes information pertaining to certain non-GAAP measures in conjunction with reporting of its quarterly financial results. “Adjusted EBITDA” represents income from operations before depreciation, amortization and accretion, gains and losses on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. “Pro forma” results exclude certain revenue and costs related to exited contracts and sold assets. We have included information concerning pro forma results because we believe they enable investors to better compare current results to results of prior periods. The calculations of Adjusted EBITDA and pro forma results are not specified by United States generally accepted accounting principles. Our calculations of Adjusted EBITDA and of pro forma results may not be comparable to similarly-titled measures of other companies.

SAVVIS

Fourth-quarter Financial Results

February 4, 2008

Investor Conference Call

SAVVIS will webcast an investor conference call today, February 4, 2008, at 5:30 PM EST. Both the webcast and supporting presentation will be available at www.savvis.net on the Investor Relations page. A live conference call will also be available by telephone at +1-703-639-1326 and 866-804-3545 (in North America, toll free). Recorded replays will be available on the website for six months, and by telephone through Thursday, February 14, at +1-703-925-2533 and 888-266-2081 (in North America, toll free) with the access code 1182746, beginning at 8:00 PM EST today.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, including financial performance and product growth, may differ materially from SAVVIS’ expectations. Certain factors that could adversely affect actual results are set forth as risk factors described in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2006, and all subsequent filings. Those risk factors include, but are not limited to, uncertainties in economic conditions that could pressure enterprise IT spending, variability in pricing for SAVVIS’ products, rapid evolution of technology, changes in our operating environment, and changes in regulatory environments. The forward-looking statements contained in this document speak only as of the date of publication, February 4, 2008. Subsequent events and developments may cause the company’s forward-looking statements to change, and the company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for enterprise applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS leads the industry in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and multiple data centers, and automated management and provisioning systems. For more information about SAVVIS, visit www.savvis.net.

# # #

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue	$197,769	$200,671	$793,833	$763,971
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation of $1,435, $1,209, $5,738, and $2,983) (1)	111,555	118,369	454,333	464,924
Sales, general, and administrative expenses (including non-cash equity-based compensation of $7,582, $6,013, $27,944, and $16,723)	55,809	53,508	212,402	196,059
Depreciation, amortization, and accretion	27,631	17,168	94,805	77,538
Gain on sales of data center and CDN assets	—	—	(305,707)	—

Total Operating Expenses	194,995	189,045	455,833	738,521

Income from Operations	2,774	11,626	338,000	25,450
Loss on debt extinguishment	—	—	45,127	—
Net interest expense and other	6,439	16,562	40,896	67,503

Net Income (Loss) before Income Taxes	(3,665)	(4,936)	251,977	(42,053)
Income tax expense (benefit)	(1,173)	1,905	1,386	1,905

Net Income (Loss)	(2,492)	(6,841)	250,591	(43,958)
Accreted and deemed dividends on Series A Convertible Preferred stock (2)	—	—	—	262,810

Net Income (Loss) Attributable to Common Stockholders	$(2,492)	$(6,841)	$250,591	$(306,768)

Net Income (Loss) per Common Share
Basic	$(0.05)	$(0.13)	$4.76	$(9.54)

Diluted	$(0.05)	$(0.13)	$4.51	$(9.54)

Weighted-Average Common Shares Outstanding (3)
Basic	52,945,656	51,258,767	52,689,182	32,159,178

Diluted	52,945,656	51,258,767	57,214,622	32,159,178

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.

(2)	Includes $240.1 million of deemed dividends for the year ended December 31, 2006, incurred in connection with the exchange of Series A Convertible Preferred stock for common stock on June 30, 2006.

(3)	Diluted weighted-average common shares outstanding includes 3.2 million common shares for the year ended December 31, 2007, which reflects the dilution impact of the 3% Convertible Notes using the “if-converted” method. For the three months ended December 31, 2007, the Convertible Notes are anti-dilutive and, as such, are not included in diluted weighted-average common shares outstanding. For the three months ended December 31, 2007 and 2006, respectively, and the year ended December 31, 2006, the effects of including the incremental shares associated with options, warrants, unvested restricted preferred units, unvested restricted stock units, and unvested restricted stock awards are antidilutive and, as such, are not included in diluted weighted-average common shares outstanding. The increase in weighted-average common shares outstanding for the year ended December 31, 2007, compared to December 31, 2006, was primarily due to the exchange of Series A Convertible Preferred stock for 37,417,347 shares of common stock on June 30, 2006.

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$183,141	$98,693
Trade accounts receivable, net	51,925	44,949
Prepaid expenses and other current assets	19,548	21,607

Total Current Assets	254,614	165,249

Property and equipment, net	616,584	284,437
Other non-current assets	18,775	17,333

Total Assets	$889,973	$467,019

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Payables and other trade accruals	$57,673	$43,009
Current portion of long-term debt and lease obligations	6,196	2,100
Other accrued liabilities	101,419	94,977

Total Current Liabilities	165,288	140,086

Long-term debt, net of current portion	351,594	269,436
Capital and financing method lease obligations, net of current portion	162,054	112,891
Other accrued liabilities	59,182	82,941

Total Liabilities	738,118	605,354

Stockholders’ Equity (Deficit):
Common stock	530	515
Additional paid-in capital	738,950	699,450
Accumulated deficit	(583,901)	(834,492)
Accumulated other comprehensive loss	(3,724)	(3,808)

Total Stockholders’ Equity (Deficit)	151,855	(138,335)

Total Liabilities and Stockholders’ Equity (Deficit)	$889,973	$467,019

SAVVIS, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$(2,492)	$(6,841)	$250,591	$(43,958)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	27,631	17,168	94,805	77,538
Non-cash equity-based compensation	9,017	7,222	33,682	19,706
Accrued interest	(1,687)	14,133	33,860	53,973
(Gain) loss on sales of data center and CDN assets	—	—	(305,707)	—
(Gain) loss on disposals of fixed assets	72	(14)	(862)	292
Loss on debt extinguishment	—	—	45,127	—
Net changes in operating assets and liabilities, net of effects from sales of assets:
Trade accounts receivable	(3,745)	(683)	(4,807)	5,663
Prepaid expenses, other current assets, and other non-current assets	2,809	3,965	(2,838)	(4,226)
Accounts payable, deferred revenue, and other trade accruals	(4,523)	(3,880)	(5,328)	(5,375)
Other accrued liabilities	24	9,909	(21,176)	15,088

Net cash provided by operating activities	27,106	40,979	117,347	118,701

Cash Flows from Investing Activities:
Payments for capital expenditures	(100,399)	(22,127)	(348,648)	(73,420)
Proceeds from sale of data center assets, net	—	—	190,225	—
Proceeds from sale of CDN assets, net	—	—	128,305	—
Payments for purchases of data center assets	—	—	—	(13,817)
Other investing activities, net	—	21	694	145

Net cash used in investing activities	(100,399)	(22,106)	(29,424)	(87,092)

Cash Flows from Financing Activities:
Proceeds from convertible notes offering	—	—	345,000	—
Proceeds from financing method lease obligation	—	—	—	50,600
Proceeds from stock option exercises	1,126	4,373	16,203	20,467
Payments for extinguishment of Series A Subordinated Notes	—	—	(342,491)	—
Payments for employee taxes on equity-based instruments	—	—	(10,160)	—
Payments for issuance costs on convertible notes	—	—	(8,866)	—
Principal payments under capital lease obligations	(689)	(937)	(2,720)	(3,185)
Principal payments under revolving credit facility	—	—	—	(58,000)
Other financing activities, net	(715)	(44)	(869)	(1,449)

Net cash provided by (used in) financing activities	(278)	3,392	(3,903)	8,433

Effect of exchange rate changes on cash and cash equivalents	(228)	(1,721)	428	(2,515)

Net increase (decrease) in cash and cash equivalents	(73,799)	20,544	84,448	37,527
Cash and cash equivalents, beginning of period	256,940	78,149	98,693	61,166

Cash and cash equivalents, end of period	$183,141	$98,693	$183,141	$98,693

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$10,159	$4,168	$20,309	$15,835
Cash paid (refunded) for income taxes	$(112)	$450	$3,667	$496

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Financial Information

Reported Results

(in thousands)

	Three Months Ended			Year Ended December 31,
	December 31,		September 30, 2007
	2007	2006		2007	2006
Revenue (as reported):
Colocation	$62,293	$58,936	$58,559	$258,672	$219,156
Managed hosting	59,482	48,424	55,155	215,946	170,114

Total hosting	121,775	107,360	113,714	474,618	389,270

Network services	75,994	84,059	76,548	309,856	328,902
Other services	—	9,252	—	9,359	45,799

Total Revenue	$197,769	$200,671	$190,262	$793,833	$763,971

Adjusted EBITDA(1) Reconciliation:
Income from operations	$2,774	$11,626	$3,734	$338,000	$25,450
Depreciation, amortization, and accretion	27,631	17,168	22,742	94,805	77,538
(Gain) loss on sales of data center and CDN assets	—	—	337	(305,707)	—
Non-cash equity-based compensation	9,017	7,222	8,721	33,682	19,706

Adjusted EBITDA	$39,422	$36,016	$35,534	$160,780	$122,694

(1)	“Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, and non-cash equity-based compensation. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We do not provide forward-looking guidance for certain financial data, such as income from operations, depreciation, amortization, accretion, and non-cash equity-based compensation, and as a result, are not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. We intend to calculate the various non-GAAP financial measures in future periods consistent with the presentation herein.

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(in thousands)

	Three Months Ended				Year Ended December 31, 2007
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Pro Forma Revenue:
Colocation (1)	$57,691	$59,986	$58,559	$62,293	$238,529
Managed hosting	50,304	51,005	55,155	59,482	215,946

Total hosting	107,995	110,991	113,714	121,775	454,475

Network services	80,414	76,900	76,548	75,994	309,856
Other services (2)	—	—	—	—	—

Total Pro Forma Revenue	188,409	187,891	190,262	197,769	764,331

Pro Forma Cost of Revenue (3)	107,814	105,183	110,911	110,120	434,028
Pro Forma Sales, General, and Administrative Expenses (4)	46,143	45,151	43,817	48,227	183,338

Pro Forma Adjusted EBITDA (5)	$34,452	$37,557	$35,534	$39,422	$146,965

Non-GAAP and Pro Forma Reconciliations

(1)    Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The first quarter of 2007 also reflects the elimination of $3.6 million related to a one-time customer settlement.

Colocation - as reported	$69,416	$68,404	$58,559	$62,293	$258,672
Pro forma adjustments	(11,725)	(8,418)	—	—	(20,143)

Colocation - pro forma	$57,691	$59,986	$58,559	$62,293	$238,529

(2)    Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of assets in January 2007 and the elimination of Telerate revenue in connection with Reuters’ acquisition of MoneyLine Telerate.

Other services - as reported	$5,114	$4,245	$—	$—	$9,359
Pro forma adjustments	(5,114)	(4,245)	—	—	(9,359)

Other services - pro forma	$—	$—	$—	$—	$—

(3) Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.
Cost of revenue - as reported	$116,675	$113,755	$112,348	$111,555	$454,333
Non-cash equity-based compensation	(1,359)	(1,507)	(1,437)	(1,435)	(5,738)
Pro forma adjustments	(7,502)	(7,065)	—	—	(14,567)

Cost of revenue - pro forma	$107,814	$105,183	$110,911	$110,120	$434,028

(4) Sales, general, and administrative pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.
Sales, general, and administrative - as reported	$53,171	$52,321	$51,101	$55,809	$212,402
Non-cash equity-based compensation	(6,420)	(6,658)	(7,284)	(7,582)	(27,944)
Pro forma adjustments	(608)	(512)	—	—	(1,120)

Sales, general, and administrative - pro forma	$46,143	$45,151	$43,817	$48,227	$183,338

(5)    “Pro Forma Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, non-cash equity-based compensation, and adjustments made to eliminate the results of operations related to the asset sale and exited contract described herein. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Pro Forma Adjusted EBITDA Reconciliation:
Income from operations - as reported	$138,955	$192,537	$3,734	$2,774	$338,000
Depreciation, amortization, and accretion - as reported	21,645	22,787	22,742	27,631	94,805
(Gain) loss on sales of data center and CDN assets - as reported	(125,198)	(180,846)	337	—	(305,707)
Non-cash equity-based compensation - as reported	7,779	8,165	8,721	9,017	33,682
Pro forma adjustments	(8,729)	(5,086)	—	—	(13,815)

Pro Forma Adjusted EBITDA	$34,452	$37,557	$35,534	$39,422	$146,965

SAVVIS, Inc. and Subsidiaries

Unaudited Selected Condensed Consolidated Pro Forma Financial Information

(in thousands)

	Three Months Ended				Year Ended December 31, 2006
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Pro Forma Revenue:
Colocation (1)	$41,413	$45,057	$48,232	$51,530	$186,232
Managed hosting	36,646	39,816	45,228	48,424	170,114

Total hosting	78,059	84,873	93,460	99,954	356,346

Network services	80,314	82,109	82,420	84,059	328,902
Other services (2)	—	—	—	—	—

Total Pro Forma Revenue	158,373	166,982	175,880	184,013	685,248

Pro Forma Cost of Revenue (3)	101,047	105,157	106,777	109,203	422,184
Pro Forma Sales, General, and Administrative Expenses (4)	40,407	42,869	44,547	46,198	174,021

Pro Forma Adjusted EBITDA (5)	$16,919	$18,956	$24,556	$28,612	$89,043

Non-GAAP and Pro Forma Reconciliations

(1)    Colocation revenue pro forma adjustments reflect the elimination of revenue related to a Microsoft contract exited in connection with the sale of data center assets in June 2007. The lower revenue adjustment in the second half of 2006 reflects power costs being directly paid by the customer.

Colocation - as reported	$50,118	$54,806	$55,296	$58,936	$219,156
Pro forma adjustments	(8,705)	(9,749)	(7,064)	(7,406)	(32,924)

Colocation - pro forma	$41,413	$45,057	$48,232	$51,530	$186,232

(2)    Other services revenue pro forma adjustments reflect the eliminated revenue from content delivery services related to the sale of assets in January 2007, and the elimination of Telerate revenue in connection with Reuters’ acquisition of MoneyLine Telerate.

Other services - as reported	$12,877	$12,866	$10,804	$9,252	$45,799
Pro forma adjustments	(12,877)	(12,866)	(10,804)	(9,252)	(45,799)

Other services - pro forma	$—	$—	$—	$—	$—

(3) Cost of revenue pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.
Cost of revenue - as reported	$112,969	$117,102	$116,484	$118,369	$464,924
Non-cash equity based compensation	(243)	(186)	(1,345)	(1,209)	(2,983)
Pro forma adjustments	(11,679)	(11,759)	(8,362)	(7,957)	(39,757)

Cost of revenue - pro forma	$101,047	$105,157	$106,777	$109,203	$422,184

(4) Sales, general, and administrative pro forma adjustments reflect the elimination of costs related to the asset sale and exited contract described herein.
Sales, general, and administrative - as reported	$43,356	$46,825	$52,372	$53,508	$196,059
Non-cash equity based compensation	(1,574)	(2,608)	(6,528)	(6,013)	(16,723)
Pro forma adjustments	(1,375)	(1,348)	(1,297)	(1,297)	(5,315)

Sales, general, and administrative - pro forma	$40,407	$42,869	$44,547	$46,198	$174,021

(5)    “Pro Forma Adjusted EBITDA” represents income from operations before depreciation, amortization, and accretion, gain (loss) on sales of assets, non-cash equity-based compensation, and adjustments made to eliminate the results of operations related to the asset sale and exited contract described herein. We have included information concerning Adjusted EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. The calculation of Adjusted EBITDA is not specified by United States generally accepted accounting principles. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Pro Forma Adjusted EBITDA Reconciliation:
Income from operations - as reported	$3,705	$6,034	$4,085	$11,626	$25,450
Depreciation, amortization, and accretion - as reported	19,926	19,636	20,807	17,168	77,538
Non-cash equity-based compensation - as reported	1,817	2,794	7,873	7,222	19,706
Pro forma adjustments	(8,529)	(9,508)	(8,209)	(7,404)	(33,651)

Pro Forma Adjusted EBITDA	$16,919	$18,956	$24,556	$28,612	$89,043

SAVVIS, Inc. and Subsidiaries

Unaudited Supplemental Pro Forma Revenue Information

(dollars in thousands)

Hosting Supplemental Information

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Data Center Pro Forma Revenue
Colocation	$41,413	$45,057	$48,232	$51,530	$57,691	$59,986	$58,559	$62,293
Managed hosting	36,646	39,816	45,228	48,424	50,304	51,005	55,155	59,482
Hosting area network	13,146	13,784	13,717	14,613	15,297	14,832	15,528	17,059

Total Data Center Pro Forma Revenue	$91,205	$98,657	$107,177	$114,567	$123,292	$125,823	$129,242	$138,834

Average Billed Square Feet

Colocation	489.7	504.5	529.4	551.8	577.1	575.9	548.6	576.9
Managed hosting	9.8	10.3	11.4	12.6	13.2	13.6	14.2	16.0
Hosting area network	—	—	—	—	—	—	—	—

Total Average Billed Square Feet	499.5	514.8	540.8	564.4	590.3	589.5	562.8	592.9

Average Monthly Data Center Revenue Per Billed Square Foot (1)

Colocation	$28.2	$29.8	$30.4	$31.1	$33.3	$34.7	$35.6	$36.0
Managed hosting	1,242.3	1,293.8	1,321.4	1,284.7	1,266.0	1,253.2	1,290.7	1,241.5
Hosting area network (2)	8.8	8.9	8.5	8.6	8.6	8.4	9.2	9.6
Total Average Monthly Data Center Revenue Per Billed Square Foot	60.9	63.9	66.1	67.7	69.6	71.2	76.5	78.1

(1) Data center monthly revenue per square foot is calculated as the revenue per quarter divided by the average billed square feet per quarter stated on a monthly basis.

(2) Hosting area network monthly revenue per square foot is calculated as the hosting area network revenue per quarter divided by total-average billed square feet stated on a monthly basis.

Network Services Supplemental Information

	Three Months Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Pro Forma Network Services

Managed network	$49,601	$51,768	$52,933	$52,951	$49,819	$47,666	$47,033	$45,643
Hosting area network	13,146	13,784	13,717	14,613	15,297	14,832	15,528	17,059
Bandwidth	17,567	16,557	15,770	16,495	15,298	14,402	13,987	13,292

Total Pro Forma Network Services	$80,314	$82,109	$82,420	$84,059	$80,414	$76,900	$76,548	$75,994